Exhibit 99.1

    Pope Resources Reports Second Quarter Earnings of $1.3 Million

    POULSBO, Wash.--(BUSINESS WIRE)--July 21, 2003--Pope Resources (Nasdaq:POPEZ) reported net income of $1.3 million, or 29 cents per diluted ownership unit, on revenues of $7.5 million for the second quarter ended June 30, 2003.
    This compares to net income of $1.6 million, or 35 cents per diluted ownership unit, on revenues of $9.9 million, for the same period in 2002.
    Net income for the six months ended June 30, 2003 totaled $2.6 million, or 57 cents per diluted ownership unit, on revenues of $14.8 million. Net income for the corresponding period in 2002 totaled $1.6 million, or 35 cents per diluted ownership unit, on revenues of $15.8 million.
    "Our first half results compare favorably with those from the same period in 2002 primarily due to a decision to front-load our annual timber production volume in 2003," said David L. Nunes, President and CEO. "We have produced nearly 60% of our planned log volume for the year in these first six months, while last year at this time we were at 50% of our annual production. This front-loading of 2003 log production has been intentional because we expected going into this year that prices would soften as the year progressed. We have, in fact, seen this pattern unfold. Log prices have been soft and we expect this softness to continue over the balance of the year. Year-to-date results in 2003 for our Real Estate segment are much improved over last year's comparable period due primarily to $895,000 of expense accruals recorded in the second quarter of 2002 that did not recur in 2003. Offsetting a good portion of these improvements, however, is the decline in income from our third-party Timberland Management and Consulting segment associated with significantly reduced acres under management in 2003. Adjusting for this lower business activity level, overhead costs have been commensurately trimmed in 2003 by 20% on a comparative year-to-date basis. While market conditions remain weak, we remain confident that the organizational changes put in place over the past year will help to improve our overall competitiveness and profitability."

    Fee Timber

    Operating income from Fee Timber operations totaled $2.7 million in the second quarter of 2003 versus $3.4 million in the second quarter of last year. Harvest volume of 12.7 million board feet (MMBF) was down 1.9 MMBF, or 13% lower compared with the harvest volume in the same quarter a year ago. The Partnership's weighted average log price of $482 per thousand board feet (MBF) for the second quarter of 2003 was down $9/MBF or 2% from the second quarter of 2002, and down $13/MBF or 3% from the first quarter of 2003. Average export log prices realized were up $33/MBF or 6% in the second quarter of 2003 compared with the second quarter of 2002, but declined $28/MBF or 5% in the second quarter of 2003 from the first quarter of 2003. The continuing weak export market is evidenced by the fact that approximately 10% of our overall production was sold into this market in the second quarter of 2003 compared to nearly 24% of total production two years ago. In our domestic log market, soft lumber pricing due to excess supply pushed log prices down $12/MBF or 2% lower per MBF in the current quarter compared to the second quarter of 2002, but still the Partnership managed an increase of $8/MBF or 2% increase when compared to the first quarter of 2003.
    For the first six months of 2003, operating income was $5.8 million compared to $5.0 million for the first six months of 2002. Harvest volume of 25.8 MMBF for the first six months of 2003 was up over 4.1 MMBF, or 19% higher compared with the harvest level in the same period a year ago, again owing to our front-loading of planned volume for the year. The Partnership's weighted average log price of $489/MBF for the first six months of 2003 was down $5/MBF or 1% from the comparable period in 2002. Average export log prices realized were up $38/MBF or 7% in the first six months of 2003 compared with the same period in 2002. In our domestic log market, average log prices were down $19/MBF or 3% in the first six months of 2003 compared with the same period in 2002. Overall log realizations benefited from significantly higher hardwood log prices, which increased $76/MBF or 16% for the first six months of 2003 compared with the same period in 2002.
    For the balance of 2003 the Partnership expects to harvest approximately 19 MMBF for a total annual harvest of 45 MMBF, an annual cut that is anticipated to be sustainable for the foreseeable future.

    Timberland Management & Consulting

    This segment generated operating losses of $194,000 and $323,000 for the second quarter and first six months of 2003, respectively. For the second quarter and first six months of 2002, this segment generated operating income of $422,000 and $514,000, respectively. The Partnership's acres under management have declined significantly since late 2002 with the expiration of a major contract at December 31, 2002. This factor has contributed approximately $500,000 to the negative variance between 2003 and 2002 year-to-date results.

    Real Estate

    For the second quarter of 2003, the Real Estate segment recorded operating income of $230,000 compared to an operating loss of $960,000 for the comparable period in 2002. The second quarter of 2003 results reflect a $400,000 gain on the $591,000 sale of a 6-acre parcel in Everett, Washington while the second quarter of 2002 results were greatly influenced by two accruals totaling $895,000: one for environmental cleanup in Port Gamble ($730,000) and the other for home warranty liabilities in Port Ludlow ($165,000). Prior to those accruals, the segment generated an operating loss of $65,000 for the second quarter of 2002. For the first six months of 2003 and 2002, the Real Estate segment recorded operating losses of $66,000 and $1.1 million, respectively. The disparity in comparative year-to-date results is due principally to the aforementioned 2002 expense accruals of $895,000. Prior to these accruals, the segment generated an operating loss of $233,000 for the first six months of 2002.

    General and Administrative

    General and administrative costs for the second quarter 2003 declined by 26% from the second quarter of 2002 to $723,000, reflecting reductions in the Partnership's overhead cost structure in response to the loss of acres under management at the end of 2002. Year-to-date costs of $1.5 million are 20% below the comparable level in 2002 due to the same reduction in acres under management.
    Capital expenditures for the first six months of 2003 and 2002 were $716,000 and $1.1 million, respectively. The Partnership's debt to total capitalization ratio was 45% as of June 30, 2003, down from 48% at the end of the second quarter of 2002 and 47% from the end of 2002.

    About Pope Resources

    Pope Resources, a publicly traded limited partnership, and its subsidiaries Olympic Resource Management and Olympic Property Group, own or manage nearly 235,000 acres of timberland and development property in Washington, Oregon, and California. In addition, we provide forestry consulting and timberland management services to third-party owners and managers of timberland. The company and its predecessor companies have owned and managed timberlands and development properties for more than 150 years. Additional information on the company can be found at www.orm.com. The contents of our website are not incorporated into this release or into our filings with the Securities and Exchange Commission.

    This press release contains a number of projections and statements about our expected financial condition, operating results, business plans and objectives. These statements reflect management's estimates based on current goals and its expectations about future developments. Because these statements describe our goals, objectives, and anticipated performance, they are inherently uncertain, and some or all of these statements may not come to pass. Accordingly, they should not be interpreted as promises of future management actions or financial performance. Our future actions and actual performance will vary from current expectations and under various circumstances these variations may be material and adverse. Some of the factors that may cause actual operating results and financial condition to fall short of expectations are set forth in that part of our Annual Report on Form 10-K entitled "Management's Discussion & Analysis of Financial Condition and Results of Operation -- Risks and Uncertainties." Other issues that may have an adverse and material impact on our business, operating results, and financial condition include those risks and uncertainties discussed in our other filings with the Securities and Exchange Commission, as well as factors that affect our ability to respond adequately to fluctuations in the market prices for our products; environmental and land use regulations that limit our ability to harvest timber and develop property; labor, equipment and transportation costs that affect our net income; and economic conditions that affect consumer demand for our products and the prices we receive for them.

    The Company considers earnings (net income or loss) before interest expense, income taxes, depreciation, depletion and amortization (EBITDDA) to be a relevant and meaningful indicator of liquidity and earnings performance commonly used by investors, financial analysts and others in evaluating companies in its industry and, as such, has provided this information in addition to the generally accepted accounting principle-based presentation of net income or loss.

        Pope Resources, A Delaware Limited Partnership
                          Unaudited


                 CONSOLIDATED STATEMENTS OF OPERATIONS
                        (all amounts in $000's)


                                      Three months    Six months ended
                                      ended June 30,      June 30,
                                       2003    2002     2003     2002

Revenues                             $7,480  $9,935  $14,792  $15,772
Costs and expenses:
  Cost of sales                      (3,192) (3,789)  (6,126)  (5,515)
  Operating expenses                 (2,289) (4,294)  (4,668)  (7,667)
Operating income                      1,999   1,852    3,998    2,590
  Interest, net                        (694)   (682)  (1,408)  (1,424)
  Minority interest                       -     (32)       -      (32)
Income before income taxes            1,305   1,138    2,590    1,134
Income tax benefit/(provision)           (9)    425       (3)     441
Net income                            1,296   1,563    2,587    1,575

Average units outstanding - Basic
 (000's)                              4,518   4,518    4,518    4,518
Average units outstanding - Diluted
 (000's)                              4,519   4,520    4,519    4,520

Basic net income per unit            $ 0.29  $ 0.35   $ 0.57   $ 0.35
Diluted net income per unit          $ 0.29  $ 0.35   $ 0.57   $ 0.35


                      CONSOLIDATED BALANCE SHEETS
                        (all amounts in $000's)


                                                 June 30,
                                               2003     2002

Assets:
  Cash and short-term investments            $7,602   $3,709
  Other current assets                        2,092    3,062
  Roads and timber                           49,033   50,900
  Properties and equipment                   23,543   23,391
  Other assets                                3,188    3,761
      Total                                  85,458   84,823
Liabilities and partners' capital:
  Current liabilities                         3,192    4,994
  Long-term debt, excluding current
   portion                                   36,057   37,025
  Other long-term liabilities                   468      554
  Total liabilities                          39,717   42,573
  Partners' capital                          45,741   42,250
      Total                                  85,458   84,823


            RECONCILIATION BETWEEN NET INCOME AND EBITDDA
                       (all amounts in $000's)


                                             Three months ended
                                       30-Jun-03  30-Jun-02  31-Mar-03

Net income                               $1,296     $1,563     $1,291
Added back:
  Interest, net                             694        682        714
  Depletion                                 811      1,040        843
  Depreciation and amortization             162        200        167
  Income tax expense                          9          -          -
Less:
  Income tax benefit                          -       (425)        (6)
EBITDDA                                  $2,972     $3,060     $3,009


       RECONCILIATION BETWEEN CASH FROM OPERATIONS AND EBITDDA
                       (all amounts in $000's)


                                             Three months ended
                                       30-Jun-03  30-Jun-02  31-Mar-03

Cash from operations                     $1,960     $4,069     $1,947
Added back:
  Change in working capital                 328          -        372
  Interest                                  694        682        714
  Deferred profit                             -         14          -
  Other                                       -         11          9
Less:
  Change in working capital                   -     (1,046)         -
  Deferred profit                            (2)         -        (27)
  Income tax benefit                          -       (425)        (6)
  Other                                      (8)      (245)         -
EBITDDA                                  $2,972     $3,060     $3,009


                         SEGMENT INFORMATION
                       (all amounts in $000's)


                                      Three months   Six months ended
                                      ended June 30,      June 30,
                                      2003    2002    2003     2002

Revenues:
  Fee Timber                         $6,338  $7,350  $13,113  $11,324
  Timberland Management & Consulting
   (TM&C)                               299   1,922      683    3,542
  Real Estate                           843     663      996      906
      Total                           7,480   9,935   14,792   15,772
EBITDDA:
  Fee Timber                          3,531   4,433    7,561    6,629
  TM&C                                 (180)    473     (289)     623
  Real Estate                           250    (946)     (27)  (1,099)
  General & administrative             (629)   (900)  (1,264)  (1,633)
      Total                           2,972   3,060    5,981    4,520
Depreciation, depletion and
 amortization:
  Fee Timber                            845   1,068    1,719    1,597
  TM&C                                   14      51       34      109
  Real Estate                            20      14       39       29
  General & administrative               94     107      191      227
      Total                             973   1,240    1,983    1,962
Operating income/(loss):
  Fee Timber                          2,686   3,365    5,842    5,032
  TM&C                                 (194)    422     (323)     514
  Real Estate                           230    (960)     (66)  (1,128)
  General & administrative             (723)   (975)  (1,455)  (1,828)
      Total                           1,999   1,852    3,998    2,590


                         SELECTED STATISTICS


                               Three months ended   Six months ended
                               30-Jun-03 30-Jun-02 30-Jun-03 30-Jun-02
Log sale volumes (thousand
 board feet):
  Export conifer                  1,203     1,406     2,633     2,672
  Domestic conifer                8,939    10,960    18,226    15,442
  Pulp conifer                    2,069     1,904     3,748     2,845
  Hardwoods                         464       329     1,234       778
                               --------- --------- --------- ---------
  Total                          12,675    14,599    25,841    21,737
                               ========= ========= ========= =========

Average price realizations
 (per thousand board feet):
  Export conifer                   $564      $531      $579      $541
  Domestic conifer                  532       544       528       547
  Pulp conifer                      200       164       216       167
  Hardwoods                         563       459       543       467
  Overall                           482       491       489       494

Owned acres                     112,200   112,200   112,200   112,200
Acres under management          123,597   455,553   123,597   455,553
Capital expenditures ($000's)       303       729       716     1,142
Depletion ($000's)                  811     1,040     1,654     1,546
Depreciation ($000's)               162       200       329       416
Debt to total capitalization         45%       48%       45%       48%


                    QUARTER TO QUARTER COMPARISONS
               (Amounts in $000's except per unit data)


                                      Q2 2003 vs. Q2  Q2 2003 vs. Q1
                                            2002            2003

                                      Total  Per Unit Total  Per Unit

Net income:
  2nd Quarter 2003                    1,296     0.29  1,296      0.29
  1st Quarter 2003                                    1,291      0.29
  2nd Quarter 2002                    1,563     0.35
     Variance                          (267)   (0.06)     5      0.00

Detail of earnings variance:
Fee Timber
  Log price realizations (A)           (131)   (0.03)  (171)    (0.04)
  Log volumes (B)                      (763)   (0.17)  (322)    (0.07)
  Timberland sale income                 40     0.01     40      0.01
  Depletion                             229     0.05     32      0.01
  Other Fee Timber                      (54)   (0.01)   (49)    (0.01)
Timberland Management & Consulting
  Management fee changes               (953)   (0.21)    (5)    (0.00)
  Other Timberland Mgmnt & Consulting   337     0.07    (60)    (0.01)
Real Estate
  Environmental remediation reserve     730     0.16
  Operating results from sold RE op's   112     0.02
  Other Real Estate                     348     0.08    526      0.11
General & administrative costs          252     0.06      9      0.00
Interest expense                         41     0.01     22      0.00
Other (taxes, minority int., interest
 inc.)                                 (455)   (0.10)   (17)    (0.00)
                                      ------ -------- ------ ---------
Total change in earnings               (267)   (0.06)     5      0.00
                                      ====== ======== ====== =========



(A) Price variance allocated based on changes in price using the higher period volume.

(B) Volume variance allocated based on change in sales volume and the average log sales price for higher margin less variance in log production costs.

    CONTACT: Pope Resources
             Tom Ringo, 360-697-6626
             Fax: 360-697-1156